Exhibit 10.15

LSF9 CYPRESS PARENT LLC

LONG TERM INCENTIVE PLAN

ARTICLE 1

ESTABLISHMENT AND PURPOSE

Section 1.1 Establishment and Purpose. LSF9 Cypress Parent LLC (the “Company”), hereby establishes the LSF9 Cypress Parent LLC Long Term Incentive Plan (the “Plan”) as set forth in this document. The purpose of the Plan is to attract and provide motivation to certain key employees and other service providers of the Company and its Subsidiaries to put forth maximum efforts toward the continued growth, profitability and success of the Company by providing incentives to such individuals through cash bonus payments.

Section 1.2 Effective Date. The Plan shall be effective as of the Closing (as defined in such agreement) of the transactions contemplated by that certain Transaction Agreement dated as of August 19, 2015, by and among CI (FBM) Holdings LLC, CI FBM AIV Mini-Master L.P., FBM AIV Blocker Inc., FBM AIV Blocker II Inc., FBM Intermediate Inc., FBM Intermediate Holdings LLC, CI Capital Investors II, L.P., CI Capital Investors II (AIV-A), L.P., CI Capital Investors II (AIV), L.P. and LSF9 Cypress Holdings LLC (the “Effective Date”).

ARTICLE 2

DEFINITIONS

Section 2.1 Administrator. “Administrator” means the individual or individuals from time to time designated by the Board to administer the Plan. At any time no Administrator has been so designated, the term “Administrator” shall mean the Board until such time that no less than one Administrator has been designated by the Board. In the event that more than one Administrator is designated by the Board to administer the Plan, all such Administrators shall be severally and individually authorized to take all actions, and make all determinations, called for hereunder and under any Award Agreement. The initial Administrators shall be Chris Meyer and Kyle Volluz.

Section 2.2 Affiliate. “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person will be deemed to control an entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

Section 2.3 Award Agreement. “Award Agreement” means a written agreement evidencing a Participant’s participation in this Plan. An Award Agreement shall be in the form of an agreement to be executed by the Participant and the Administrator on behalf of the Company. In the event of any inconsistency between the terms of the Plan and any Award Agreement, the terms of the Award Agreement shall prevail.

Section 2.4 Board. “Board” means the manager(s) of the Company, and if none, the sole member of the Company, or the other governing authority of the Company, as applicable.

Section 2.5 Cause. “Cause” means “Cause” as defined in any employment or other agreement between a Participant and the Company or any Subsidiary thereof, and if no such definition exists, “Cause” shall be deemed to exist if the Administrator shall determine that any of the following items shall apply: (a) a breach of any agreement between the Participant and the Company or any Subsidiary or Affiliate of the Company, including, without limitation, a breach by the Participant of the Participant’s obligations under any Award Agreement; (b) non-performance or consistent poor performance by the Participant of his duties and responsibilities to the Company or any Affiliate, intentional or negligent misconduct by the Participant in the performance of his duties to the company or a violation by the Participant of any written policies of the Company or specific written directions of the Board; (c) the Participant engaging in conduct that, in the reasonable determination of the Company, demonstrates unfitness to serve in the Participant’s position with the Company or any Affiliate; (d) a breach of any fiduciary duty which the Participant owes to the Company or any Subsidiary or Affiliate of the Company; (e) the conviction or plea of guilty or no contest by the Participant with respect to (i) a felony, or (ii) embezzlement, dishonesty, a crime involving moral turpitude, or intentional and actual fraud; (f) the use of illicit drugs or other illicit substances or the abuse of licit drugs or other substances; or (g) an unexplained absence from work for more than ten (10) days in any twelve (12) month period (vacation, reasonable personal leave, reasonable sick leave, and Disability excepted). A Participant’s employment will be deemed to have been terminated for Cause if it is determined subsequent to his termination of employment that grounds for termination of his employment for Cause existed at the time of his termination of employment.

Section 2.6 Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

Section 2.7 Cumulative IRR. “Cumulative IRR” means the aggregate cumulative after tax internal rate of return, compounded annually, that is realized by Lone Star Fund IX (U.S.), L.P. and/or its Affiliates from its direct or indirect investment in the Company from the Effective Date through the date of the applicable Monetization Event, as reported by Lone Star Fund IX (U.S.), L.P. to its investors.

Section 2.8 Disability. A Participant’s “Disability” shall occur if the Participant becomes or is reasonably expected to be (in the good faith judgment of the Board) physically or mentally incapacitated and therefore unable for a period of one hundred twenty (120) consecutive days to perform the essential functions of the Participant’s position, with or without a reasonable accommodation, in each case, in a manner consistent with applicable state and federal law.

Section 2.9 Exit Transaction. “Exit Transaction” means the earlier to occur of: (1) the date of a Monetization Event in which Lone Star Fund IX (U.S.), L.P. and its Affiliates have sold, transferred or otherwise disposed of all or substantially all of their direct or indirect ownership interests in the Company or a respective successor entity to an unrelated third party for cash, including through an initial or follow-on Public Offering of the equity interests of the Company or a respective successor entity; or (2) the date of a Monetization Event in connection with a sale of all of the assets of the Company or a respective successor entity (or all of the Subsidiaries of such entity).

Section 2.10 Good Reason. “Good Reason” means “Good Reason” as defined in any employment or other agreement between a Participant and the Company or any Subsidiary thereof, and if no such definition exists, “Good reason” shall be deemed to exist if, without the Participant’s consent: (1) there is a material diminution in the duties, responsibilities, or authority of the Participant; (2) there is a reduction in the Participant’s then base salary and target bonus, other than a reduction which is part of a general cost reduction affecting other similarly situated employees and which does not exceed ten percent (10%) of the Participant’s then target base compensation in the aggregate when combined with any such prior reductions; (3) the Participant is required to relocate to a location outside of Orange County, California; or (4) a material breach by the Company of any agreement between the Participant and the Company or any Subsidiary. In each such case of Good Reason, the Participant shall provide the Company with written notice of the grounds for a Good Reason termination within ninety (90) days of the initial occurrence thereof, and the Company shall have a period of thirty (30) days to cure after receipt of the written notice (the “Cure Period”). Resignation by the Participant following the Company’s cure or before the expiration of the Cure Period shall constitute a voluntary resignation and not a termination or resignation for Good Reason. If the alleged Good Reason event has not been cured at the end of the Cure Period, the Participant’s termination of employment for Good Reason will be effective on the first business day following the last day of the Cure Period.

Section 2.10 Incentive Pool. “Incentive Pool” means the recordkeeping account established and maintained on the books of the Company pursuant to this Plan, as more fully described in Section 3.3.

Section 2.11 Monetization Event. “Monetization Event” means the consummation of one or more of the following transactions:

(a) Lone Star Fund IX (U.S.), L.P. and/or its Affiliates sell, transfer or otherwise dispose of all or a portion of their direct and indirect ownership interests in the Company or a respective successor entity (whether through a direct sale, merger, consolidation, reorganization, or other similar transaction) to an unrelated third party for cash;

(b) a firm commitment underwritten public offering (a “Public Offering”) of the equity interests of the Company or a respective successor entity that is registered under the Securities Act of 1933, as amended, in which Lone Star Fund IX (U.S.), L.P. and/or its Affiliates sell all or a portion of their direct and indirect ownership interests in the Company or a respective successor entity, as applicable, in such Public Offering; or

(c) the direct or indirect payment by the Company of any cash distributions to Lone Star Fund IX (U.S.), L.P. and/or its Affiliates (including in connection with a sale of the assets of the Company or a respective successor entity).

Section 2.12 Participant. “Participant” means an individual who is selected by the Administrator to participate in this Plan and executes an Award Agreement evidencing such participation (in his or her individual capacity and not as Administrator).

Section 2.13 Person. “Person” means an individual, partnership, joint venture, limited liability company, corporation, trust, unincorporated organization or a government or any department or agency thereof.

Section 2.14 Proceeds. “Proceeds” means the aggregate cash proceeds that are actually received (net of transaction costs and expenses) by the Company’s direct and indirect equity holders in connection with all Monetization Events occurring on or prior to the date thereof.

Section 2.15 Subsidiary. “Subsidiary” means any entity (other than the Company) in an unbroken chain of entities beginning with the Company, if each of the entities other than the last entity in the unbroken chain owns equity possessing 50% or more of the total combined voting power in one of the other entities in such chain.

ARTICLE 3

ADMINISTRATION AND

INCENTIVE POOL ESTABLISHMENT

Section 3.1 Plan Administration. The Plan shall be administered by the Administrator. The Administrator shall have total and exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms. The Administrator shall have all the authority and discretion that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the preceding sentence, the Administrator shall have full discretionary authority and the exclusive right to: (i) interpret this Plan; (ii) determine eligibility for participation in the Plan; (iii) decide all questions concerning eligibility for, and the amount of, amounts payable under this Plan; (iv) construe any ambiguous provision of this Plan; (v) correct any defect, supply any omission or reconcile any inconsistency in this Plan; (vi) issue administrative guidelines as an aid to administering the Plan and make changes in such guidelines as the Administrator from time to time deems proper; (vii) make regulations for carrying out this Plan and make changes in such regulations as the Administrator from time to time deems proper; (viii) to the extent permitted under this Plan, grant waivers of Plan terms, conditions, restrictions and limitations; (ix) enter into Award Agreements and grant awards in replacement of awards previously granted under the Plan or awards granted under any other employee benefit plan of the Company or its Affiliates; (x) engage legal or other counsel; and (xi) take any and all other actions the Administrator deems necessary or advisable for the proper operation or administration of the Plan. The decisions of the Administrator and its actions with respect to the Plan shall be final, conclusive and binding on all Persons having or claiming to have any right or interest in or under the Plan, including Participants and their respective estates, beneficiaries and legal representatives.

Section 3.2 Liability and Indemnification. No Administrator shall be personally liable for any action, interpretation or determination made in good faith with respect to the Plan or any Award Agreement, and the Administrator shall be fully indemnified, defended and otherwise protected by the Company with respect to any liability he or she may incur with respect to any such action, interpretation or determination, to the fullest extent permitted by applicable law.

Section 3.3 Incentive Pool. For Plan recordkeeping purposes, the Company shall establish and maintain on its books an account to be known as the Incentive Pool. Amounts shall be credited to the Incentive Pool at the time of any Monetization Event, in accordance with the following provisions:

(a) No amounts shall be credited to the Incentive Pool until a 15% Cumulative IRR has been first achieved.

(b) Following a Monetization Event that results in or occurs after at least a 15% Cumulative IRR has been first achieved, the relevant amount set forth in the table below, minus any amounts previously credited to the Incentive Pool, shall be credited to the Incentive Pool based on the Cumulative IRR then achieved.

Cumulative IRR	Amount to Credit to Incentive Pool
14.99% or less	$0
15% up to 20.0%	9.5% of marginal Proceeds that result in Cumulative IRR in excess of 15%
20.1% up to 25.0%	12.0% of marginal Proceeds that result in Cumulative IRR in excess of 20.1%
25.1% up to 35.0%	14.0% of marginal Proceeds that result in Cumulative IRR in excess of 25.1%
35.1% up to 50%	17.0% of marginal Proceeds that result in Cumulative IRR in excess of 35.1%
50.1% up to 100.0%	19.0% of marginal Proceeds that result in Cumulative IRR in excess of 50.1%
Over 100%	9.5% of marginal Proceeds that result in Cumulative IRR in excess of 100%

(c) Attached at Exhibit A is an example of calculations of the Incentive Pool funding. The example is for illustrative purposes only and all calculations of the Incentive Pool shall be governed by the foregoing provisions of this Section 3.3.

Section 3.4 Pool Units. Interests in the Incentive Pool shall be granted in the form of bookkeeping units (each such interest, a “Pool Unit”). The maximum aggregate number of Pool Units that may be granted under this Plan is 1,000,000.

ARTICLE 4

GRANT AND FORFEITURE OF POOL UNITS

Section 4.1 Grant. Solely for the purpose of determining the amount of any Incentive Bonus(es) (as defined below) to be paid to Participants under this Plan, the Administrator shall enter into an Award Agreement with each Participant which shall grant to such Participant the number of Pool Units that is set forth in such Award Agreement. A form of Award Agreement is attached here as Exhibit B; provided, however, that the Administrator shall be authorized to make such changes thereto as the Administrator shall deem necessary, advisable, or appropriate.

Section 4.2 Forfeiture of Participant’s Pool Units. Pool Units granted to Participants shall be subject to forfeiture as set forth in the applicable Award Agreement.

ARTICLE 5

INCENTIVE POOL PAYMENTS

Section 5.1 Amount of Incentive Pool Payments. The value of any incentive bonus (“Incentive Bonus”) to be paid to or with respect to any Participant pursuant to this Article 5 shall be determined following each Monetization Event by (a) dividing the number of the Participant’s outstanding Pool Units by the aggregate number of all outstanding Pool Units, and (b) multiplying such quotient by the applicable amount to be credited to the Incentive Pool pursuant to Section 3.3 hereof.

Section 5.2 Time and Form of Payment. Subject to the terms of any applicable Award Agreement, any Incentive Bonus payable under this Article 5 shall be paid to Participant in cash within sixty (60) days following the Monetization Event.

Section 5.3 Beneficiaries. Any amount payable under this Plan after a Participant’s death shall be paid when otherwise due hereunder to the beneficiary or beneficiaries (“Beneficiary”) designated in accordance with the provisions of this Plan. Such designation of a Beneficiary shall be made by the Participant in writing on a form prescribed by and filed with the Administrator, and shall remain in effect until changed by the Participant by the filing of a new valid beneficiary designation form with the Administrator. If the Participant fails to so designate a Beneficiary, or in the event all of the individuals designated as the Participant’s Beneficiary are individuals who predecease Participant, any remaining amount payable under this Plan shall be paid to Participant’s estate when otherwise due hereunder.

Section 5.4 Facility of Payment. If the Company shall find that a Participant or a Participant’s Beneficiary is unable to care for his or her affairs because of illness or accident or is unable to execute a proper receipt for the payment of any amount payable under this Plan, the Company may make payment to a Participant’s legal representative for the benefit of the Participant or the Participant’s Beneficiary. To the extent permitted by law, the payment to a person in accordance with this paragraph shall fully discharge the Company’s obligation to pay any amount due under this Plan. The decision of the Administrator shall in each case be binding upon all persons in interest, and neither the Company nor the Administrator shall be under any duty to see to the proper application of such funds.

ARTICLE 6

MISCELLANEOUS

Section 6.1 No Guarantee of Employment. Nothing in this Plan or in a related Award Agreement shall confer upon Participant any right to continue in the employ of the Company or any Subsidiary or interfere in any way with the right of the Company or a Subsidiary to terminate Participant’s employment at any time and for any reason.

Section 6.2 No Joint Venture. This Plan and a related Award Agreement shall not be considered to create a joint venture between any Participant and the Company or to provide a Participant with any ownership interest in the Company or any Affiliate or any right or interest with respect to the earnings and profits or assets of the Company or any Affiliate.

Section 6.3 Pool Unit Not Salary. Neither the grant of Pool Units nor any payment to be made with respect thereto shall be deemed salary or other compensation or remuneration to a Participant for the purpose of computing benefits to which a Participant may be entitled under any severance arrangement, retirement plan, employment agreement or other similar compensation or remuneration scheme or arrangement that the Company or any Subsidiary may now or hereafter have or adopt.

Section 6.4 No Funding. This Plan constitutes a mere promise by the Company to make payments in accordance with the terms hereof, and each Participant shall have the status of a general unsecured creditor of the Company and any Affiliates. This Plan is unfunded and nothing in this Plan will be construed to set aside any assets of the Company or to give any Participant any rights to any specific assets of the Company or any Affiliate.

Section 6.5 Amendment and Cancellation. The Administrator may amend the terms of this Plan and/or any Award Agreement, but no such amendment shall reduce the aggregate amount reasonably expected to be paid to a Participant under this Plan or impair the economic rights of a Participant under this Plan and/or any Award Agreement without the prior written consent of such Participant. The Administrator may, with a Participant’s written consent, cancel an Award Agreement granted under this Plan in exchange for a new award under the Plan.

Section 6.6 Withholding Taxes. The Company or an Affiliate shall have the right to require a Participant to remit to the Company or such Affiliate, or to withhold from other amounts payable to the Participant, as compensation or otherwise, any amount required to satisfy all federal, state and local employment tax and income tax withholding requirements.

Section 6.7 Notices. All notices and other communications under this Plan shall be in writing (including electronically) and shall be given in person or by either personal delivery, personal email with return receipt requested, facsimile with confirmation of receipt, overnight delivery, or first class mail, certified or registered with return receipt requested, with postal or delivery charges prepaid, and shall be deemed to have been duly given when delivered personally, emailed, or three days after mailing first class, certified or registered with return receipt requested.

Section 6.8 Entire Plan. This Plan supersedes any and all other agreements either oral or written, between the parties hereto with respect to the subject matter hereof.

Section 6.9 Severability and Waiver. If any provision contained in this Plan shall be held to be invalid, illegal or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Plan shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically by the parties as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, and the parties hereby agree to such provision. Waiver by any party of any breach of this Plan or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

Section 6.10 Binding Effect. This Plan shall be binding upon and inure to the benefit of (i) each Participant and each Participant’s executors, administrators, personal representatives and heirs, and (ii) the Company, its successors and assigns.

Section 6.11 Headings and Interpretation. Headings are for convenience only and are not deemed to be part of this Plan. Unless otherwise indicated, any reference to a Section herein is a reference to a Section of this Plan.

Section 6.12 No Guarantee of Tax Consequences. No person connected with this Plan in any capacity, including, but not limited to, the Company or any Affiliate and their respective members, partners, directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to any award granted to or for the benefit of any Participant or that such tax treatment will apply to or be available to a Participant. Each Participant should consult with such Participant’s own tax advisor to determine the tax consequences to such Participant that are associated with participating in the Plan.

Section 6.13 Governing Law. This Plan shall be construed in accordance with and governed in all respects by the laws of the State of Texas.

Section 6.14 Assignment. No right or interest of any Participant under this Plan and any related Award Agreement may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law (except by testamentary disposition or intestate succession), and no such right or interest shall be liable for or subject to any debt, obligation or liability of any Participant. The Company shall be permitted to assign this Plan and any related Award Agreement to any Affiliate, provided such Affiliate agrees to be fully bound by the terms of this Plan and any related Award Agreement and to meet all liabilities thereunder. Notwithstanding anything herein to the contrary, this Plan and the obligations hereunder (and under any Award Agreement) shall be the sole liability of the Company and no Affiliate shall have any liability to any Participant as a result of this Plan or any Award Agreement, unless and until any assignment thereof is effectuated pursuant to the immediately preceding sentence of this Section 6.14, and, upon any such assignment, the Company shall be automatically and totally released from any and all of its obligations hereunder and under the Award Agreements.

Section 6.15 Compliance With Code Section 409A. The compensation payable to or with respect to any Participant pursuant to this Plan is intended to be compensation that is not subject to the tax imposed by Code Section 409A, and this Plan shall be administered and construed to the fullest extent possible to reflect and implement such intent. Each payment under this Plan is intended to be a “separate payment” and not a series of payments for purposes of Code Section 409A.

Section 6.16 Excess Parachute Payments.

(a) Notwithstanding any other provision of the Plan to the contrary, if any payment or benefit by or from the Company or any of its Affiliates to or for the benefit of a Participant, whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise (all such payments and benefits being collectively referred to herein as the “Payments”), would be subject to the Excise Tax (as defined in Section 6.16(h)), then the following provisions of this Section 6.16 shall apply.

(b) Prior to the consummation of any transaction that would or may result in any of the Payments payable or distributable to a Participant being subject to the Excise Tax, if the Company is or will be a corporation described in Code Section 280G(b)(5)(A)(ii)(I) immediately before the consummation of such transaction, then such Participant shall have the right (but not the obligation) to enter into a written agreement with the Company and/or its Affiliates, as applicable (each, a “Waiver”), providing that (i) such Participant waives such Participant’s right to receive some or all of such Payments (the “Waived Payments”) so that all Payments (other than the Waived Payments) applicable to such Participant shall not be deemed to be an “excess parachute payment” (as defined in Code Section 280G(b)(1)) and would not be subject to the Excise Tax, and (ii) such Participant accepts in substitution for such Waived Payments the right to receive such Waived Payments only if approved by the stockholders of the Company in a manner that complies with Code Section 280G(b)(5)(B). Each such Waiver shall identify the specific Waived Payments and shall provide that if such stockholder approval is not obtained, such Waived Payments shall not be paid to such Participant and such Participant shall have no right or entitlement with respect thereto. As promptly as practicable after such Waiver is entered into between such Participant and the Company and/or its Affiliates, as applicable, but in any event prior to the consummation of any such transaction, the Company shall use its best efforts to obtain such stockholder approval (in a manner that complies with Code Section 280G(b)(5)(B)) of the Waived Payments that have been conditioned in such Waiver on the receipt of such stockholder approval.

(c) If, and to the extent that, such a Participant does not enter into a Waiver, then except as otherwise provided in Section 6.16(d), the Payments shall be reduced (but not below zero) or eliminated (all as further provided for in Section 6.16(e)) to the extent the Independent Tax Advisor (as defined in Section 6.16(g)) shall reasonably determine is necessary so that no portion of the Payments shall be subject to the Excise Tax.

(d) Notwithstanding the provisions of Section 6.16(c), if the Independent Tax Advisor reasonably determines that a Participant would receive, in the aggregate, a greater amount of the Payments on an after-tax basis (including all applicable federal, foreign, state, and local income, employment and other applicable taxes and the Excise Tax) if the Payments were not reduced or eliminated pursuant to Section 6.16(c), then no such reduction shall be made notwithstanding that all or any portion of the Payments may be subject to the Excise Tax.

(e) For purposes of determining which of Section 6.16(c) and Section 6.16(d) shall be given effect, the determination of which Payments shall be reduced or eliminated to avoid the Excise Tax shall be made by the Independent Tax Advisor, provided that the Independent Tax Advisor shall reduce or eliminate, as the case may be, the Payments in the following order (and within the category described in each of the following Section 6.16(e)(i) through (iii), in reverse order beginning with the Payments which are to be paid farthest in time except as otherwise provided in Section 6.16(e)(iii)):

(i) by first reducing or eliminating the portion of the Payments otherwise due which are not payable in cash (other than that portion of the Payments subject to Section 6.16(e)(iii));

(ii) then by reducing or eliminating the portion of the Payments otherwise due and which are payable in cash (other than that portion of the Payments subject to Section 6.16(e)(iii));

(iii) then by reducing or eliminating the portion of the Payments otherwise due that represent equity-based compensation, such reduction or elimination to be made in reverse chronological order with the most recent equity-based compensation awards reduced first.

(f) The Independent Tax Advisor shall provide its determinations with respect to a Participant, together with detailed supporting calculations and documentation, to the Company and such Participant for their review. The determinations of the Independent Tax Advisor under this Section 6.16 shall, after due consideration of the Company’s and such Participant’s comments with respect to such determinations and the interpretation and application of this Section 6.16, be final and binding on the Company and such Participant absent manifest error. The Company and such Participant shall furnish to the Independent Tax Advisor such information and documents as the Independent Tax Advisor may reasonably request in order to make the determinations required under this Section 6.16.

(g) For purposes of this Section 6.16, “Independent Tax Advisor” means a lawyer with a nationally recognized law firm, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm, in each case with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be reasonably acceptable to a Participant (a Participant’s acceptance not to be unreasonably withheld, delayed or conditioned), and all of whose fees and disbursements shall be paid by the Company.

(h) As used in this Section 6.16, the term “Excise Tax” means, collectively, the excise tax imposed by Code Section 4999, together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such excise tax, and any interest in respect of such penalties, additions to tax or additional amounts.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Company has executed this LSF9 Cypress Parent LLC Long Term Incentive Plan to be effective as of the Effective Date.

LSF9 CYPRESS PARENT LLC

By:	/s/ Kyle Volluz
Name:	Kyle Volluz
Title:	Manager

EXHIBIT A

Incentive Pool Funding & Payment Example

The table below is for illustrative purposes only, and is not a guarantee of actual Incentive Pool payments. This table sets forth the range of possible payments under the Plan assuming a single Monetization Event occurs that results in a Cumulative IRR as indicated. The “Payments” set forth below assume that a Participant holds 100,000 of the total 1,000,000 Pool Units under the Plan and has received no prior payments under the Plan. Dollar amounts in Columns C through E are in millions.

A. Cumulative IRR, Compounded Over 3 Years	B. Marginal Incremental Funding %	C. Proceeds (at maximum Cumulative IRR set forth in Column A)	D. Marginal Incentive Pool Funding	E. Total Pool Funding	F. Payout
14.99% or less	0.0%	< $385	—	$0.0	$0
15% up to 20.0%	9.5%	< $437	$17.5	$17.5	$1.75
20.1% up to 25.0%	12.0%	< $494	$6.8	$24.3	$2.43
25.1% up to 35.0%	14.0%	< $622	$18.0	$42.3	$4.23
35.1% up to 50%	17.0%	< $854	$39.3	$81.6	$8.16
50.1% up to 100.0%	19.0%	< $2,024	$222.4	$304.0	$30.40
Over 100%	9.5%	$2,024.1+	—	$304.1+	$30.4+

A-1

Exhibit B

LSF9 CYPRESS PARENT LLC

LONG TERM INCENTIVE PLAN

FORM AWARD AGREEMENT

This AWARD AGREEMENT (this “Agreement”) is made as of                      (the “Grant Date”), by and between LSF9 Cypress Parent LLC (the “Company”), and                      (“Participant”).

WHEREAS, the Company maintains the LSF9 Cypress Parent LLC Long Term Incentive Plan, as the same may be amended from time to time (the “Plan”);

WHEREAS, pursuant to the Plan, the Administrator has determined that Participant is eligible to participate in the Plan; and

WHEREAS, pursuant to the Plan, the Administrator has approved the grant to Participant of an award of Pool Units pursuant to the Plan, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants set forth herein, the parties hereto hereby agree as follows:

1.	Incorporation of Plan. Participant hereby acknowledges that Participant has been provided with a copy of the Plan. The terms and conditions of the Plan, as the same may be amended from time to time, are hereby incorporated by reference into this Agreement. Should there be any conflict between the terms of this Agreement and the Plan, the terms of this Agreement shall govern. The interpretation and construction by the Administrator of the Plan and this Agreement and such rules and regulations as may be adopted by the Administrator for the purpose of administering the Plan shall be final and binding upon Participant. Unless specifically defined herein, each capitalized term used herein shall have the meaning ascribed to such term in the Plan.

2.	Grant of Award; Certain Terms and Conditions. The Company hereby grants to Participant, and Participant hereby accepts, as of the date hereof, an award of Pool Units (the “Pool Units”), which Pool Units shall be subject to all of the terms and conditions set forth in the Plan and this Agreement (the “Award”).

3.	Forfeiture and Settlement of Pool Units.

(a)	Vesting and Forfeiture of Pool Units.

i.	Vesting of Units. A total of [ ][1] Pool Units shall vest on each of the first three (3) anniversaries of the Grant Date, subject to Participant’s continuous employment with the Company or a Subsidiary thereof (“Continuous Service”) through such vesting date. Notwithstanding the vested status of any Pool Units, payments shall be made with respect to outstanding Pool Units as of any Monetization Event.

[1]	To reflect 10% of the units granted over each of the first 3 years (for an aggregate of 30% vesting after year 3).

ii.	Termination for Cause. Upon a termination of Participant’s Continuous Service for Cause, all Pool Units (whether vested or unvested) shall be immediately forfeited without any payment made in respect thereof.

iii.	Termination without Cause, Resignation for Good Reason, Death or Termination due to Disability. Upon a termination of Participant’s Continuous Service without Cause, by reason of Participant’s resignation for Good Reason, or due to Participant’s death or Disability, all Pool Units (whether vested or unvested) shall remain outstanding for a period of six (6) months from the date of such termination. Immediately thereafter, the Participant shall forfeit all Pool Units which were unvested as of the date of termination.

iv.	Other Termination. Upon any termination of Participant’s Continuous Service by reason of resignation by the Participant without Good Reason, all unvested Pool Units shall be immediately forfeited.

v.	Exit Transaction. All Pool Units granted hereunder shall be immediately forfeited following the occurrence of an Exit Transaction (subject to payment to Participant of all amounts arising under the Plan and this Agreement as a result of such Exit Transaction, if any).

vi.	Sunset Provision. In the event any Pool Units remain outstanding on the fifth anniversary of the Grant Date, such Pool Units (whether vested or unvested) shall be immediately forfeited on that date or, if later, upon the date the Participant ceases Continuous Service.

(b)	Payment. In the event that a Monetization Event occurs that results in amounts being credited to the Incentive Pool, Participant shall be entitled to payment in respect of his then outstanding Pool Units (whether vested or unvested) in accordance with the terms and conditions of this Agreement and Section 5 of the Plan.

4.	Binding Arbitration.

(a)

Generally. Participant and the Company agree that any controversy or claim arising out of or relating to this Agreement, the employment relationship between Participant and the Company or any of its Subsidiaries, or the termination thereof, including the arbitrability of any controversy or claim, which cannot be settled by mutual agreement will be finally settled by binding arbitration in accordance with the Expedited Arbitration Procedures of Judicial Arbitration & Mediation Service, Inc. (“JAMS”), as set forth in Section 16.1 et seq. of the JAMS rules, or any successor provision thereto, as follows: Any party aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may, upon ten (10) days’ notice to the other party, be submitted to JAMS arbitration conducted before a single neutral arbitrator in Dallas, Texas. The arbitrator shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by JAMS. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. Notwithstanding the foregoing, a party who seeks equitable relief, including injunctive relief, shall not be obligated to utilize the arbitration proceedings required hereunder and instead may seek such relief in any state or federal court sitting in Dallas, Texas.

(b)	Binding Effect. The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrator shall only be authorized to interpret the provisions of this Agreement, and shall not amend, change or add to any such provisions. The parties agree that this provision has been adopted by the parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award or proceedings seeking equitable relief as permitted under Section 4(a). In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

(c)	Fees and Expenses. Except as otherwise provided in this Agreement, the Plan or by applicable law, the arbitrator will be authorized to apportion its fees and expenses as the arbitrator deems appropriate and the arbitrator will be authorized to award the prevailing party its fees and expenses (including attorneys’ fees). In the absence of any such apportionment or award, each party will bear its own expenses and the fees of its own attorney.

(d)	Confidentiality. The parties and the arbitrator will keep confidential, and will not disclose to any person, except the parties’ advisors and legal representatives, or as may be required by law, the existence of any controversy under this Section 4, the referral of any such controversy to arbitration or the status or resolution thereof.

(e)	Waiver. Participant acknowledges that arbitration pursuant to this Agreement includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Americans With Disabilities Act and all similar federal, state and local laws, and Participant hereby waives all rights thereunder to have a judicial tribunal and/or a jury determine such claims.

(f)	Acknowledgment. Participant acknowledges that before agreeing to participate in this Agreement, Participant has had the opportunity to consult with any attorney or other advisor of Participant’s choice, and that this provision constitutes advice from the Company to do so if Participant chooses. Participant further acknowledges that Participant has agreed to participate in this Agreement of Participant’s own free will, and that no promises or representations have been made to Participant by any person to induce Participant to participate in this Agreement other than the express terms set forth herein. Participant further acknowledges that Participant has read this Agreement and understands all of its terms, including the waiver of rights set forth in this Section 4.

5.	No Guarantee of Employment. Nothing in this Agreement or the Plan shall confer upon Participant any right to continue in the employ of the Company or any Subsidiary or interfere in any way with the right of the Company or a Subsidiary to terminate Participant’s employment at any time and for any reason.

6.	Pool Unit Not Salary. Neither the grant of Pool Units nor any payment to be made with respect thereto shall be deemed salary or other compensation or remuneration to Participant for the purpose of computing other benefits to which Participant may be entitled under any severance arrangement, retirement plan, employment agreement or other similar compensation or remuneration scheme or arrangement that the Company or any Subsidiary may now or hereafter have or adopt.

7.	Amendment and Cancellation. The Administrator may amend the terms of this Agreement or the Plan, but no such amendment shall reduce the aggregate amount reasonably expected to be paid to Participant or impair the economic rights of a Participant under this Agreement without the prior written consent of such Participant. The Administrator may, with Participant’s written consent, cancel this Agreement in exchange for a new award under the Plan.

8.	Withholding Taxes. The Company or an Affiliate shall have the right to require Participant to remit to the Company or such Affiliate, or to withhold from other amounts payable to Participant, as compensation or otherwise, any amount required to satisfy all federal, state and local employment tax and income tax withholding requirements.

9.	Notices. All notices and other communications under this Agreement and the Plan shall be in writing (including electronically) and shall be given in person or by either personal delivery, personal email with return receipt requested, facsimile with confirmation of receipt, overnight delivery, or first class mail, certified or registered with return receipt requested, with postal or delivery charges prepaid, and shall be deemed to have been duly given when delivered personally, emailed, or three days after mailing first class, certified or registered with return receipt requested.

10.	Entire Agreement. This Agreement and the Plan supersede any and all other agreements either oral or written, between the parties hereto with respect to the subject matter hereof.

11.	Severability and Waiver. If any provision contained in this Agreement shall be held to be invalid, illegal or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically by the parties as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, and the parties hereby agree to such provision. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

12.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of (i) Participant and Participant’s executors, administrators, personal representatives and heirs, and (ii) the Company, its successors and assigns.

13.	Headings and Interpretation. Headings are for convenience only and are not deemed to be part of this Agreement. Unless otherwise indicated, any reference to a Section herein is a reference to a Section of this Agreement.

14.	No Guarantee of Tax Consequences. No person connected with this Agreement in any capacity, including, but not limited to, the Company or any Subsidiary and their respective members, partners, directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to any award granted to or for the benefit of Participant or that such tax treatment will apply to or be available to Participant. Participant should consult with Participant’s own tax advisor to determine the tax consequences to Participant that are associated with participating in the Agreement.

15.	Participant Acknowledgments. Participant acknowledges by accepting this Agreement and the Award that Participant has reviewed this Agreement and the Plan and agrees to be bound by the terms and provisions hereof and thereof. Participant further acknowledges that Participant has been advised to consult with Participant’s own attorney, financial advisor and tax advisor concerning the legal, financial and tax matters associated with participating in this Agreement and the Plan.

16.	Governing Law. This Agreement shall be construed in accordance with and governed in all respects by the laws of the State of Texas.

17.	Assignment. No right or interest of Participant under this Agreement and/or the Plan may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law (except by testamentary disposition or intestate succession), and no such right or interest shall be liable for or subject to any debt, obligation or liability of Participant.

18.	Compliance With Code Section 409A. The compensation payable to or with respect to any Participant pursuant to this Agreement is intended to be compensation that is not subject to the tax imposed by Internal Revenue Code Section 409A, and this Agreement shall be administered and construed to the fullest extent possible to reflect and implement such intent. Each payment under this Agreement and the Plan is intended to be a “separate payment” and not a series of payments for purposes of Section 409A.

[signature page follows]

IN WITNESS WHEREOF, the Administrator, acting on behalf of the Company, and the Participant have executed this Agreement as of the day and year first above written.

LSF9 CYPRESS PARENT LLC

By:
Name:
Title:

PARTICIPANT: